WELLS FARGO VARIABLE TRUST

PARTICIPATION AGREEMENT

THIS AGREEMENT is made this ___ day of ________, 2014 among WELLS FARGO VARIABLE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), WELLS FARGO FUNDS DISTRIBUTOR, LLC, a Delaware limited liability company (the “Distributor”), and ____________________LIFE  INSURANCE COMPANY, a life insurance company organized under the laws of the State of _____________ (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the offer and sale of its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”) and may sell its shares to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust has obtained an order from the Securities and Exchange Commission (“Commission”) granting Participating Insurance Companies and their separate account(s) offering variable life insurance policies exemptions from the provisions of Section(s) 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and nonaffiliated life insurance companies and certain qualified pension and retirement plans (the “Shared Trust Exemptive Order”); and

WHEREAS, the Distributor has the exclusive right to distribute Trust shares to qualifying investors; and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt therefrom, certain variable life insurance policies and/or variable annuity contracts identified by the form number(s) listed on Schedule A, as may be amended from time to time (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account, unless exempt therefrom, as a unit investment trust under the 1940 Act; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company on the date shown for that Account on Schedule A, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Portfolios at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Trust Shares

1.1.      The Trust and the Distributor shall make shares of the Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust.  Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts.  The trustees of the Trust (the “Trustees”) may refuse to sell shares of any Portfolio to any person or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interest of such Portfolio and its shareholders.

1.2.      The Trust will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust.  Payment shall be made the same business day that the Trust receives notice of the order in federal funds initiated by wire by 2:00 p.m. New York time as long as the banking system is open for business.  If the banking system is closed, payment will be transmitted the next day that the banking system is open for business.

1.3.      For the purposes of Sections 1.1. and 1.2., the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts.  Receipt by the Company shall constitute receipt by the Trust provided that: (a) such orders are received by the Company in good order prior to the close of the regular trading session of the New York Stock Exchange, and (b) the Trust receives notice of such orders by 10:00 a.m., New York time, on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading.  The Trust will confirm receipt of each trade (ending share balances by account and Portfolio) by 1:00 p.m. New York time on the day the trade is placed with the Trust (using a mutually agreed upon format).

1.4.      Purchase orders that are transmitted to the Trust in accordance with Section 1.3. shall be paid for on the same Business Day that the Trust receives notice of the order. Payment shall be made in federal funds initiated by wire by 2:00 p.m. New York time as long as the banking system is open for business.  If the banking system is closed, payment will be transmitted the next day that the banking system is open for business.  If payment is received by the Trust after 2:00 p.m. New York time, the Company shall, upon Trust request, promptly reimburse Trust for any charges, costs, fees, interest or other expenses incurred in connection with advances, borrowings, or overdrafts.

1.5.      The Trust shall furnish notice, on or before ex-dividend date (using a mutually agreed upon format), to the Company of any income dividends or capital gain distributions payable on shares of any Portfolio.  The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio.  The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.  The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.  For each calendar year Trust will provide Company with a dividend and capital gain payment schedule.

            1.6.      The Trust shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., New York time (using a mutually agreed upon format).  The Trust will promptly notify Company when and if the Trust does not communicate the net asset value per share by 6:30 p.m. New York time.

1.7.      The Trust agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Shared Trust Exemptive Order.  No shares of any Portfolio will be sold directly to the general public.  The Company agrees that the Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.  The Company agrees that the Trust share will be issued in book-entry form only.

1.8.      The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.15. and Article IV of this Agreement.

ARTICLE II

Obligations of the Parties

            2.1.      The Trust shall bear the costs of registering and qualifying the Trust’s shares, and of preparing and filing the Trust’s prospectus, registration statement, Trust sponsored proxy materials (or similar materials such as voting instruction solicitation materials), reports to shareholders, and all statements and notices required by federal or state law.  The Trust shall pay all taxes on the issuance and/or transfer of the Trust’s shares.

2.2.      The Trust shall provide the Company, at the Trust’s expense, with as many copies of the Trust’s current prospectus, annual report, semi-annual report, or Trust sponsored proxy material as the Company may reasonably request in order to distribute, at the Company’s expense, to then-current owners of Contracts.  If requested by the Company in lieu thereof, the Trust shall provide such documentation in electronic form acceptable to Company at the Trust’s expense once each year (or more frequently if the prospectus for the Trust is amended).    The prospectuses, annual report, semi-annual report, Trust sponsored proxy material will be customized to include only those portions of the Trust in use for each Contract.  In addition, the prospectuses, annual report, semi-annual report, Trust sponsored proxy material will be provided to the Company, or upon Company’s request, to Company’s vendor.  The Trust shall bear the printing (or duplicating costs with respect to the statement of additional information) associated with the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, Trust sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing, to the extent required to be provided by the Trust to its then-current shareholders, including the Company.  The Company shall bear the mailing costs of distributing the Trust’s current prospectus, statement of additional information, annual report, semi-annual report, Trust sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing.  The Trust shall not bear any costs of preparing, printing, recording, taping or disseminating sales literature or other promotional materials or the costs of printing and mailing to prospective Contract purchasers copies of the Trust’s prospectus, statement of additional information, periodic reports or other printed materials.

2.3.      The Trust shall provide the Company (at the Company’s expense) with as many copies of the Trust’s current prospectus as the Company may reasonably request for distribution to prospective purchasers of Contracts.  If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the current prospectus electronic form at the Trust’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Trust is amended) to have the Trust’s prospectus printed for prospect Contract owners either separately or together with the prospectus for the Contracts (at the Company’s expense).

2.4.      The Company will bear the costs of registering the Contracts for sale, qualifying the Accounts including any registration, printing or duplicating costs and mailing costs associated with the delivery of the Contracts’ current prospectuses and statements of additional information, private placement memoranda, annual and semi-annual reports, Contracts, Contract applications, sales literature or other promotional material, and Company sponsored proxy materials and voting solicitation instructions.

2.5.      The Company will bear the responsibility and corresponding expense for administrative and support services for Contract owners.  The Trust recognizes the Company as the sole shareholder of shares of the Trust issued under this Agreement.

2.6.      The Company agrees and acknowledges that the Trust’s adviser, is the sole owner of the name and mark “Wells Fargo” and that all use of any designation comprised in whole or in part of Wells Fargo (an “Wells Fargo Mark”) under this Agreement shall inure to the benefit of the Trust, the Distributor and the Trust’s adviser.  Except as provided in Sections 2.8 and 2.9, the Company shall not use any Wells Fargo Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Trust and its adviser.  Upon termination of this Agreement for any reason, the Company shall cease all use of any Wells Fargo Mark(s) as soon as reasonably practicable.

2.7.      The Trust agrees and acknowledges that Company or its parent are the sole owners of the name and mark “_______Life” and that all use of any designation comprised in whole or in part of _________ Life (a “__________ Life Mark”) under this Agreement shall inure to the benefit of Company.  Except as provided in Section 2.12 and 2.13, the Trust shall not use any __________ Life Mark on its own behalf or on behalf of the Trust in any registration statement, advertisement, sales literature or other materials relating to the Trust without the prior written consent of Company.  Upon termination of this Agreement for any reason, the Trust shall cease all use of any __________ Life Mark(s) as soon as reasonably practicable.

2.8.      The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust, the Distributor or the Trust’s investment adviser is named prior to the filing of such document with the Commission.  The Company shall also furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material including private placement memoranda, in which the Trust, the Distributor or the Trust’s investment adviser is named, at least ten Business Days prior to its use.  No such material shall be used if the Trust or its designee reasonably objects to such use within ten Business Days after receipt of such material.

2.9.      The Company will provide to the Trust at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust, the Distributor or the Trust’s investment adviser within 10 Business Days of the filing of the document with the Commission, the Financial Industry Regulatory Authority (“FINRA”), or other regulatory authorities.

2.10.    For purposes of this Article II, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements, newspapers, magazines, or other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials.

2.11.    The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust, the Distributor or the Trust’s investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

2.12.    The Trust or its designee will provide to the Company at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Trust and the Contracts within 10 Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

2.13.    The Trust and the Distributor shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or private placement memorandum for the Contracts (as such registration statement, prospectus or private placement memorandum may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.14.    At the request of either party to this Agreement, the other party will make available to the requesting party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

2.15.    So long as, and to the extent, that the Commission interprets the 1940 Act to require pass-through voting privileges for variable contract owners, the Company will provide pass-through voting privileges to owners of the Contracts, unless exempt therefrom, whose cash values are invested, through the Accounts, in shares of the Trust and shall distribute all proxy material furnished by the Trust to Contract owners.  The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculated voting privileges in the manner established by the Trust.  With respect to each Account, the Company will vote shares of the Trust held by the Account and for which no timely voting instructions from policy owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received.  The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust’s sole discretion.

2.16.    The Company acknowledges and agrees that it is the responsibility of the Company and other Participating Insurance Companies to determine investment restrictions and any other restrictions, limitations or requirements under state insurance law applicable to any Portfolio, the Trust or the Distributor, and that neither the Trust nor the Distributor shall bear any responsibility to the Company or other Participating Insurance Companies for any such determination or the correctness of such determination.

2.17.    [The Distributor agrees that it and/or its affiliates will pay the Company or its designee fees equal to an annual rate of ____% of the average daily net assets of Portfolio shares held by the Company in the Accounts.  The fees shall be paid by the Distributor from amounts received from the Trust pursuant to a plan adopted under Rule 12b-1 under the 1940 Act.  The payments are made as compensation for services or other activities that are primarily intended to result in the sale of Portfolio shares, or as reimbursement for expenses incurred in connection with services or other activities that are primarily intended to result in the sale of Portfolio shares, including, but not limited to, preparing and distributing prospectuses, annual and semi-annual reports, and other material to perspective Contract owners and distribution services provided by and compensation paid in connection with the distribution of the Contracts and Portfolio shares. The Trust and the Distributor represent and warrant that any such payments are made pursuant to a plan adopted by the Trust in accordance with the requirements of Rule 12b-1 under the 1940 Act.]

ARTICLE III

Representations and Warranties

3.1.      The Company represents and warrants that it is an insurance company duly organized and validly existing under the laws of the State of ___________ and that it has legally and validly established each Account as a segregated asset account under such law on the dates set forth in Schedule A.

3.2.      The Company agrees to maintain records of all purchases and sales of shares made through the Company to the extent required by applicable law, rule or regulation, and to furnish the Distributor or the Portfolios with copies of such records upon request.  Additionally, the Company agrees to provide the Distributor and the Portfolios with any shareholder information requested pursuant to Schedule B.

3.3.      The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account, unless exempt therefrom, as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

3.4.      The Company represents and warrants that the Contracts are, or will be, registered under the 1933 Act to the extent required by the 1933 Act prior to any issuance or sale of the Contracts, the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state law.

3.5.      The Company represents and warrants that it will abide by all of the provisions of the then current Trust prospectus.

3.6.      The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

3.7.      The Distributor represents and warrants that:  (a) it is a limited liability company duly organized and in good standing under Delaware law and (b) it is registered as a broker-dealer under federal and applicable state securities laws and is a member in good standing with FINRA.

3.8.      The Company represents that the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Code and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.9.      The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements.  In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

3.10.    The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

3.11.    The Trust represents and warrants that the Trust shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and that the Trust will be registered under the 1940 Act prior to any issuance or sale of such shares.  The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

3.12.    The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder.  In the event of a breach of this Section 3.7 by the Trust, it will take all reasonable steps to: (1) immediately notify the Company of such breach, and (2) adequately diversify the Trust so as to achieve compliance within the grace period afforded by Section 1.817-5(b) of the rules and regulations under the Code.

ARTICLE IV

Potential Conflicts

4.1.      The parties acknowledge that the Trust’s shares may be made available for investment to other Participating Insurance Companies and to qualified plans.  In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and participants of all qualified plans.  A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory or other authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and trustees of qualified plans; (f) a decision by an insurer to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a qualified plan to disregard the voting instructions of plan participants.  The Trustees shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof.  The Trustees shall have sole authority to determine whether a material irreconcilable conflict exists and their determination shall be binding upon the Company.

4.2.      The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees.  The Company will assist the Trustees in carrying out their responsibilities under the Shared Trust Exemptive Order and this Article IV by providing the Trustees, upon reasonable request, with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

4.3.      If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the Commission in connection therewith.

4.4.      If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account.

4.5.      If any material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trust gives written notice that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination, assuming required regulatory approvals have been received,  shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees.  Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Trust.

4.6       For purposes of Sections 4.3. through 4.5. of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict.  The Company shall not be required by Section 4.3 to establish a new funding medium for the Contracts if any offer to do so has been declined by a vote of a majority of the Contract owners materially and adversely affected by the material irreconcilable conflict.  In the event that the Trustees determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Trust and terminate this Agreement within six (6) months after the Trust gives written notice of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict, as determined by a majority of the disinterested Trustees.

4.7.      The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Shared Trust Exemptive Order and this Article IV.  Said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.  The Trust hereby notifies the Company that Account prospectus disclosure regarding potential risks of mixed and shared funding maybe appropriate.

4.8.      If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and/or shared funding (as defined in the Shared Trust Exemptive Order) on terms and conditions materially different from those contained in the Shared Trust Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1.      The Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents, the Distributor and its affiliates and each of their respective directors, trustees, officers, employees and agents, and each person, if any, who controls the Trust, the Distributor or an affiliate within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.1.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust’s shares through the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement, prospectus or private placement memorandum for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company relating to the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2.(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2.(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(f) arise out of or result from negligence or wrongful conduct in the Company’s administration of the Accounts or the Contracts.

            5.2.      The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the operation of the Trust and:

(a) arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(b) arise out of or result from any material breach of any representation, warranty or agreement made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

5.3.      The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.3.) against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale, acquisition, or redemption of the Trust’s shares or the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, “Trust Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust or the Distributor by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or

(b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or the Distributor or persons under their control, with respect to the sale, distribution or acquisition of the Contracts or Trust shares; or

(c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust or the Distributor; or

(d) arise out of or result from any failure by the the Distributor to provide the services or furnish the materials required under the terms of this Agreement; or

(e) arise out of or result from any material breach of any representation, warranty or agreement made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor.

5.4.      No party to this Agreement shall be liable under the indemnification provisions of Section 5.1., 5.2., or 5.3., as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.5.      No party to this Agreement shall be liable under the indemnification provisions of Section 5.1., 5.2., or 5.3., as applicable, with respect to any claim made against an indemnified party unless such indemnified party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim which shall have been served upon or otherwise received by such indemnified party (or after such indemnified party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the indemnified party in the absence of Sections 5.1., 5.2. and 5.3. except to the extent that the indemnifying party has been prejudiced by such failure to give notice.

5.6.      In case any such action is brought against the indemnified parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action.  The indemnifying party also shall be entitled to assume the defense thereof, with consent of the indemnified party and with counsel mutually agreed to by the parties.  If the indemnifying party assumes such defense, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the indemnified party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1.      This Agreement shall continue in full force and effect until the first to occur of:

(a) termination by any party for any reason by six (6) months advance written notice delivered to the other parties; or

(b) termination by the Company by written notice to the Trust and Distributor with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts or not consistent with the Company’s obligations to Contract owners; provided, however, that such a termination shall apply only to the Portfolio not reasonably available and the Trust shall have ten (10) Business Days from the initial notification by the Company of the deficiency to correct such deficiency and, if not cured within ten (10) Business Days, termination is automatically effective; or

(c) termination by the Company by written notice to the Trust and Distributor with respect to any Portfolio in the event such Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) termination by the Company by written notice to the Trust and Distributor with respect to any Portfolio in the event that the Trust fails to comply with the diversification requirements under Section 817 of the Code, or under any successor or similar provision; or

(e) termination by the Trust or the Distributor by written notice to the Company if the Trust or the Distributor shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Company, the Distributor or the Trust; but no such termination shall be effective under this subsection (e) until the Company has been afforded a reasonable opportunity to respond to a statement by the Trust or the Distributor concerning the reason for notice of termination hereunder; or

(f) termination by the Company by written notice to the Trust and the Distributor if the Company shall determine, in its sole judgment exercised in good faith, that the Trust, the Distributor, or an investment adviser to the Trust has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Trust or the Distributor; but no such termination shall be effective under this subsection (f) until the Trust and the Distributor have been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder; or

(g) termination by the Trust or the Distributor in the event that formal administrative proceedings are instituted against the Company by FINRA, the Commission, an insurance commissioner or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust’s shares; provided, however, that the Trust or the Distributor determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(h) termination by the Company in the event that formal administrative proceedings are instituted against the Trust or the Distributor by FINRA, the Commission, any state securities or insurance department or any other regulatory body regarding the duties of the Trust or the Distributor under this Agreement, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or the Distributor, as applicable, to perform its obligations under this Agreement.

6.2.      Notwithstanding any termination of this Agreement, the Trust and the Distributor shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Article II.

6.3.      The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.15. shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail, or by overnight delivery with a nationally recognized courier,  to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Wells Fargo Advantage Funds

Attn: National Accounts

525 Market Street, 12th Floor

MAC A0103-123

San Francisco, CA 94105

If to the Distributor:

Wells Fargo Funds Distributor, LLC

Attn: Contracts & Agreements

100 Heritage Reserve

Menomonee Falls, WI 53051

If to the Company:

__________ Life Insurance Company

__________________________

__________________________

Attn: ______________________

or at such other address as such party may from time to time specify in writing to the other party.  Each such notice, request or consent to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt.  Notices pursuant to the provisions of Article II may be sent by facsimile to the person designated in writing for such notices or by such other means (including electronic delivery) as agreed to by the parties.

ARTICLE VIII

Miscellaneous

8.1.      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2.      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3.      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4.      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of California without regard to its conflicts of law provisions.

8.5.      The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising directly or indirectly under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

8.6.      Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7.      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8.      The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9.      This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign this Agreement without the prior written consent of the other party.

8.10.    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

___________ LIFE INSURANCE                           WELLS FARGO VARIABLE TRUST

COMPANY

By: __________________________                         By:___________________________

Name:                                                                          Name:  C. David Messman

Title:                                                                            Title:    Secretary

WELLS FARGO FUNDS
DISTRIBUTOR, LLC

By: __________________________

Name:  Wayne Badorf

Title:     President

SCHEDULE A

Separate Accounts, Contracts and Designated Portfolios

Name of Separate Accounts and Date

Established by Board of Directors

Contracts Funded by Separate Account

Designated Portfolios

SCHEDULE B
RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

Company agrees that it will comply with any restrictions and limitations on exchanges described in each prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing).  To that end, Company agrees to provide Distributor and the Portfolios, upon written request, the TIN, if known, of any or all shareholder(s) of the Portfolios held through an account with Company, and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account with Company during the period covered by the request.

1.         Agreement to Provide Information. Company agrees (i) to provide Distributor, promptly upon request, the taxpayer identification number, if known (or in the case of non-U.S. shareholders, if the TIN is unavailable, the International TIN or other government issued identifier), of any or all shareholder(s)  that purchased, redeemed, transferred or exchanged shares through an account with Company, and the amounts and dates of such purchases, redemptions, transfers, and exchanges, in each case during the period covered by the request, and (ii) to use its best efforts to determine, promptly upon request, whether any shareholder identified in information provided pursuant to the foregoing clause (i) is itself a “financial intermediary” as defined in Rule 22c-2 (“indirect intermediary”).

a.    Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which identification and transaction information is sought.

b.   Form and Timing of Response.  Company agrees to transmit the requested information to Distributor and the Portfolios promptly, but in any event not later than five (5) business days, after receipt of a request. To the extent practicable, the format for any transaction information provided to Distributor and the Portfolios should be consistent with the NSCC Standardized Data Reporting Format.

c.    Limitations on Use of Information. Distributor agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Company.

2.         Agreement to Restrict Trading.   Company agrees to execute written instructions from Distributor to restrict or prohibit future purchases or exchanges of shares through Company’s account, by a shareholder that has been identified by Distributor as having engaged in transactions in shares that violate policies established by the Portfolios for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Portfolios.  With respect to each indirect intermediary holding shares through Company’s account, Company agrees to, upon further request by Distributor, (i) provide (or arrange to have provided) the identification and transaction information set forth in clause (i) of paragraph 1 above regarding shareholders who hold accounts with any such indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Portfolios.

a.    Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed-upon information to which the instruction relates.

b.   Timing of Response. Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.

c.    Confirmation by Company.   Company must provide written confirmation to Distributor that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.         Definitions.   For purposes of this Schedule B, the term “shareholder” means: (i) an indirect intermediary that holds accounts with Company; (ii) the beneficial owner of shares of a Portfolio, whether the shares are held directly or by Company in nominee name; (iii) a retirement plan participant that directs that his or her plan account be invested in a Portfolio, notwithstanding that the plan may be deemed to be the beneficial owner of the Portfolio shares; and (iv) the holder of interests in a variable annuity or variable life insurance contract issued by Company to the extent Company invests the proceeds from the sale of such contract in a Portfolio.  The term “written” includes electronic writings and facsimile transmissions.